Exhibit 99.1

Boston Private Opens New Wealth Management Office
and Announces Executive Appointments

BOSTON, MA - June 8, 2015 - Boston Private Financial Holdings, Inc. (NASDAQ: BPFH) (”Boston Private” or the “Company”) has announced that it has opened its new Boston Private Wealth headquarters at One Federal Street in Boston. The Company also announced the appointment of Mark D. Thompson as Chief Executive Officer of Boston Private Wealth. Mr. Thompson will also continue to serve as CEO of Boston Private Bank & Trust and President of Boston Private Financial Holdings. Peter J. Raimondi will continue in the position of President of Boston Private Wealth.

“We’ve made outstanding progress in the integration of our Wealth Management, Trust and Private Banking platforms, and we’re nearing the completion of that process this month, on schedule,” said Clayton G. Deutsch, CEO of Boston Private. “Our focus is on ensuring that these areas of our business continue to work more closely together to the benefit of our clients, and on driving future growth. Our new Boston Private Wealth leadership structure puts us in a strong position to do both.”

“As CEO of Boston Private Bank & Trust Company, as well as Boston Private Wealth, Mark will be in an ideal position to spearhead the seamless delivery of wealth management and private banking services to our clients. He has been overseeing the Private Bank and related businesses since the merger with Banyan Partners, and this move will provide him with additional opportunity to guide development of an integrated Wealth Management, Trust and Private Banking firm. This is central to our overall advance as a Company. Mark is a proven executive who is uniquely qualified to lead this process.”

“Peter will continue to work closely with Mark and the rest of the Boston Private Wealth leadership team to capitalize on the incredible growth opportunities in the Wealth Management space. Peter is a successful entrepreneur and builder of businesses. As President, he will be able to focus completely on key growth initiatives, potential team acquisitions, the expansion of relationships with our channel partners in the wealth sector, and on maximizing the talents and skills of our Wealth professionals in our offices around the country.”

Mr. Thompson joined Boston Private in 1994, and has served as CEO of Boston Private Bank since 2003. In partnership with Mr. Deutsch, Mr. Thompson leads the development and expansion of Boston Private’s integrated Wealth Management, Trust and Private Banking model across multiple geographic markets.

“We know that clients are seeking the kind of integrated, high touch, personalized financial services that Boston Private is especially well-positioned to deliver,” said Mr. Thompson. “We’re committed to providing the highest level of sophisticated investment management services in a relationship-driven way, and I’m excited about the opportunity to serve our clients even better as we bring these platforms closer together.”

Mr. Raimondi joined Boston Private in 2014 via the acquisition of Banyan Partners. Mr. Raimondi was founder and CEO of Banyan. He will lead the expansion of Boston Private’s Wealth Management and Trust business, with a focus on extending the Company’s recently enhanced wealth management expertise to multiple markets and exploring additional opportunities to acquire complementary teams.

“There is a tremendous amount of runway for continued growth at Boston Private Wealth,” said Mr. Raimondi. “We have a strong foundation to build on and rich opportunities to expand our reach in areas such as creating a specialized and elite client service model, expanding our work with channel partners, and looking for like-minded teams that can bring new strengths to our business.”

Mr. Deutsch added, “In addition to these talented executives, we are fortunate to have an extremely strong and experienced group of professionals across the Company. We are looking forward to continuing to build a world-

class Wealth Management, Trust and Private Banking organization, meeting and exceeding the expectations of our clients across the country.”

Boston Private Financial Holdings, Inc.
Boston Private Financial Holdings, Inc. is a national financial services organization that owns Wealth Management and Private Banking affiliates with offices in Boston, New York, Los Angeles, San Francisco, San Jose, Atlanta, Florida, Wisconsin, and Texas. The Company has a $7 billion Private Banking balance sheet, and manages approximately $30 billion of client assets. The Company positions its affiliates to serve the high net worth marketplace with high quality products and services of unique appeal to private clients. The Company also provides strategic oversight and access to resources, both financial and intellectual, to support affiliate management, marketing, compliance and legal activities. (NASDAQ: BPFH)
For more information about BPFH, visit the Company’s website at www.bostonprivate.com.
Forward-Looking Statements Certain statements in this press release that are not historical facts may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties. These statements include, among others, statements regarding our strategy, and prospects for growth. You should not place undue reliance on our forward-looking statements. You should exercise caution in interpreting and relying on forward-looking statements because they are subject to significant risks, uncertainties and other factors which are, in some cases, beyond the Company’s control. Forward-looking statements are based on the current assumptions and beliefs of management and are only expectations of future results. The Company’s actual results could differ materially from those projected in the forward-looking statements due to many factors including changes in assumptions used in making such forward-looking statements, and the other risks and uncertainties detailed in the Company’s Annual Report on Form 10-K and updated by the Company’s Quarterly Reports on Form 10-Q and other filings submitted to the Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made. The Company does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.
Boston Private Financial Holdings, Inc.
Steven Gaven, 617-912-3793
Vice President, Director of Investor Relations
sgaven@bostonprivate.com